Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2010 Omnibus Incentive Compensation Plan, the Employee Stock Purchase Plan, and the Deferred Compensation Plan Amended and Restated Effective March 1, 2010 of The Fresh Market, Inc. of our report dated May 3, 2010 (except Note 16, as to which the date is October 18, 2010), with respect to the financial statements of The Fresh Market, Inc. included in its Registration Statement (Form S-1) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greensboro, North Carolina

November 4, 2010